                                                                    EX-99.B15(b)
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                                SBSF FUNDS, INC.


         WHEREAS, SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Company desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act on behalf of KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and Growth Fund, and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Company and its shareholders;

         NOW, THEREFORE, the Company hereby adopts this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. To the extent that any portion of the fees payable under a Shareholder Servicing Plan or any Shareholder Servicing Agreement is deemed to be for services primarily intended to result in the sale of Fund shares, such fees are deemed approved and may be paid pursuant to this Plan and in accordance with Rule 12b-1 under the Act, provided that the Shareholder Servicing Plan and Shareholder Servicing Agreements, to the extent they are deemed to relate to services primarily intended to result in the sale of Fund shares, are approved and otherwise treated in all respects as agreements related to the Plan.

         2. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Company.

         3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. This Plan shall continue in effect until the next annual meeting of stockholders. If approved at such meeting by a vote of a majority of the outstanding voting securities, the Plan shall continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Board of Directors of the Company and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of the Fund.

         7. This Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

         9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, or the agreements or such report as the case may be, the first two years in an easily accessible place.

Dated:        Adopted August 14, 1996; Effective December 1, 1996




                                       2